Exhibit 99
FOR IMMEDIATE RELEASE – July 23, 2026
Carter Bankshares, Inc. Declares Quarterly Dividend
Martinsville, VA, July 23, 2026 -- The board of directors of Carter Bankshares, Inc. (the “Company”) (NASDAQ: CARE), the holding company of Carter Bank (the “Bank”), approved a cash dividend of $0.10 per share on July 22, 2026. Based on the closing stock price on July 22, 2026 of $32.92, the annualized dividend yield is 1.22%. The dividend is payable on August 24, 2026 to shareholders of record as of August 10, 2026.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank. The Company has $4.8 billion in assets and 63 branches in Virginia and North Carolina as of June 30, 2026. For more information or to open an account visit www.carterbank.com.